Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-71744, 33-88812, 33-87308, 333-46613, 333-92395, 333-49890, 333-73208, 333-98285, 333-113614, 333-115342 and 333-150258 on Form S-8 of our report dated March 10, 2009 (November 19, 2009 as to the effects of the retrospective adoption of Financial Accounting Standards Board Statement No. 160 as described in Note 1 to the financial statements), relating to the financial statements and financial statement schedule of Kopin Corporation, appearing in this Current Report on Form 8-K of Kopin Corporation.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

November 19, 2009